Exhibit-10.3

HOME FEDERAL BANK
Eighth Amended and Restated Long-Term Incentive Plan
(as amended and restated effective July 1, 2013)

1.	Purpose
The purpose of the Home Federal Bank ("Bank") Eighth Amended and Restated Long-Term Incentive Plan ("Plan") is to reward key managers for the attainment of longer term goals of the Bank. The reward will be in the form of cash and/or cash-settled phantom stock tied to the value of the common shares of the Bank's holding company, HF Financial Corp. (the “Corporation”). This Plan amends, restates, replaces and supersedes the Bank's existing Long-Term Incentive Plan.
The Plan is designed to reward key managers for performance over a period of longer than one (1) year. The Plan also is designed to enable the Bank to attract and retain key management talent.

2.	Participation
The Plan is for selected management staff of the Bank. Participation in this Plan will be recommended by the Chief Executive Officer of the Bank (the “CEO”) with the approval of the Chairman, and approved by the Personnel, Compensation and Benefits Committee of the Board of Directors (the “Committee”). Participation in any one year does not guarantee the participation in future years or at the same award level.
New hires to the Corporation and individuals promoted to assignments which by virtue of their responsibilities may be otherwise eligible to participate in this Plan may only participate with the approval of the CEO.

3.	Performance Measure, Award Levels and Award Payment
The performance measures, award levels and award payment provisions are determined by the Committee. Performance measures and vesting may occur over a single year or multiple years at the discretion of the Committee. Payment of awards shall be made according to a Cash Award Agreement, Phantom Stock Award Agreement, or other instrument (an “Individual Agreement”), or as otherwise provided by the Committee.

4.	Termination of Employment
If the employment of a Plan participant terminates during a Measurement Period, that is, during the fiscal year or longer period for which performance is being measured and which might result in an award, all rights to an award under this Plan are forfeited. Notwithstanding the provisions hereof, in the event of death or for those individuals who participate in the Plan and have executed a Change in Control Agreement with the Bank, the provisions of paragraph 5 shall apply. Following the completion of a Measurement Period, the terms of the Plan Participant’s Individual Agreement shall control.

Exhibit-10.3

5.	Death and Change in Control
(a)    Unless otherwise provided in an Individual Agreement, if a Plan participant dies during a Measurement Period, the Plan participant or the participant's designated beneficiary shall receive, in a lump sum in cash, any incentive payment for the partial year otherwise payable in cash, based on the number of months from the start of the Measurement Period (or if later, from the first day of the month coincident with or next following the participant's date of participation in the Plan) to the last day of the month in which the death occurred, but only to the extent that an incentive payment is otherwise earned for the Measurement Period.
(b)    Unless otherwise provided in an Individual Agreement, if a Plan participant is entitled to benefits under a Change in Control Agreement, the participant shall receive, in a lump sum in cash, any incentive payment for the partial year otherwise payable in cash, based on the number of months from the start of the Measurement Period (or if later, from the first day of the month coincident with or next following the participant's date of participation in the Plan) to the last day of the month in which the Date of Termination (as defined in the Change in Control Agreement) occurs.

6.	Beneficiary Designation
Any incentive payment following the death of a participant shall be paid to such person or persons, or other legal entity, as the participant may have designated in writing and delivered to the Bank. The participant may from time to time revoke or change any such designation by writing to the Bank. If there is no unrevoked designation on file at the participant's death, or if the person or persons designated therein shall have all pre-deceased the participant, such distribution shall be made to the participant's estate.

7.	Administration and Interpretation of Plan
The Plan shall be administered by the CEO of the Bank whose actions will be subject to the approval of the Committee in material matters. The role of the Committee shall be to approve the Home Federal Bank Long-Term Incentive Plan, approve the target goals, approve Plan participants and approve the distribution or vesting of the incentive payment to all participants. The Plan Administrator is charged with the effective administration of the Plan including the interpretation in instances where the Plan is silent.
The Committee reserves the right, from time to time, to prescribe rules and regulations at such time and in such manner as it may deem appropriate.

8.	Adjustments
Any change in the approved metric(s) caused by a single, non recurring event that results in a 10% impact on the metric may be evaluated by the Committee in its sole discretion to determine its inclusion or exclusion from the incentive calculation. The approved metric(s) may be further adjusted by the Committee, in its sole discretion, as the result of significant or material events meriting consideration by the Committee including, but not limited to, any single, non recurring event that results in a 10% change in the incentive calculation.

Exhibit-10.3

9.	Clawback
If the Committee determines, in its sole discretion, that a Plan Participant received a payment under the Plan, that is based on materially inaccurate financial statements, reviews, gains, or any other materially inaccurate criteria used in determining the incentive calculation, then the Committee shall determine the amount of any such incentive compensation that was paid as a result of such materially inaccurate financial statements, reviews, gains, or other materially inaccurate criteria (the "Overpayment Amount"). The Committee shall, promptly after making such determination, send the Plan Participant a notice of recovery ("Recovery Notice") which shall specify the Overpayment Amount and the terms for prompt repayment thereof. In addition, to the extent that the governing laws and/or regulations that relate to the concept of a "Clawback Provision" change or are revised such that they apply to the Company, such change or revision shall be hereby incorporated with no further action required, ab initio.

10.	Amendment/Termination of Plan
The Plan may be amended and shall be interpreted by the Committee, and its interpretation shall be final and binding on participant and all other parties of interest. The Plan may be terminated at any time as the Committee approves. Plan participants will be notified as soon as possible in the event an amendment or termination occurs.

11.	Employment
The Plan is not intended as an Employment Agreement. The Plan does not restrict the rights of the Bank to terminate the employment of a Plan participant at any time and without any obligation under the Plan.

12.	Legal Requirements
The Plan will be administered in accordance with all federal, state and local statutory requirements.

13.	Effective Date
This Amendment and Restatement becomes effective July 1, 2013.
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Exhibit-10.3

HOME FEDERAL BANK
FORM OF
Phantom Stock Award Agreement

PHANTOM STOCK AWARD AGREEMENT effective as of _____________ ___, 2013, by and between Home Federal Bank, a federally chartered savings bank (the “Bank”) and a wholly-owned subsidiary of H.F. Financial Corp., a Delaware corporation (the “Corporation” or “HFFC”) and ____________________ (“Executive”).

1.
Purpose. The purpose of this Agreement is to recognize the contributions of Executive to the growth and success of the Bank and the Corporation by granting to Executive phantom stock in the Corporation, the value of which is related to the value of the common stock of the Corporation.

2.	Grant of Phantom Stock. Executive is hereby granted the right to receive the value of __________ shares of stock in the Corporation on the terms set forth herein (the “Phantom Stock”).

3.	Vesting. Executive shall vest in shares of Phantom Stock granted under this Agreement on the Vesting Date, subject to the following:

a)	The Vesting Date shall be the three year anniversary of the effective date of this Agreement or, if earlier, the effective date of a Change in Control.

b)	Vesting is based on the Corporation’s Return on Equity (“ROE”) relative to Peer Group calculated on a Trailing Basis, pursuant to Schedule A.

c)	Notwithstanding the vesting schedule provided in Section 3(b) the following additional vesting provisions apply:

(i)	No shares of Phantom Stock shall be vested unless the Corporation’s ROE calculated on a Trailing Basis is greater than 0%.

(ii)
In the event of a Change in Control, shares of Phantom Stock granted under this Agreement shall immediately vest as provided in (a) above, except that the vesting will be at the greater of (i) the Corporation’s ROE relative to Peer Group calculated on a Trailing Basis or (ii) the Target Performance Level.

d)	Change in Control shall mean any of the following:
(i)    a change-in-control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; or

(ii)    the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Corporation or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation (i) representing 20% or more, but not more than 50%, of the combined voting power of the Corporation’s then outstanding securities unless the transaction resulting in such ownership has been approved in advance by the Continuing Directors (as hereinafter defined); or (ii) representing more than 50% of the combined voting power of the Corporation’s then outstanding securities (regardless of any approval by the Continuing Directors); provided, however, that notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Plan by reason of the ownership of 20% or more of the total voting capital stock of the Corporation then issued and outstanding by the Corporation, any subsidiary of the Corporation or any employee benefit plan of the Corporation or of any subsidiary of the Corporation or any entity holding shares of the Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan (any such person or entity described in this clause is referred to herein as a “Corporation Entity”); or
(iii)    any acquisition of control as defined in 12 Code of Federal Regulations Section 574.4, or any successor regulation, of the Corporation which would require the filing of an application for acquisition of control or notice of Change in Control in a manner which is set forth in 12 CFR Section 574.3, or any successor regulation; or
(iv)    the Continuing Directors (as hereinafter defined), cease to constitute a majority of the Corporation’s Board of Directors; or
(v)    the shareholders of the Corporation approve (i) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of Corporation stock would be converted into cash, securities or other property, other than a merger of the Corporation in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving Corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation; or (iii) any plan of liquidation or dissolution of the Corporation.
For purposes of this definition, a Continuing Director shall mean any person who is a member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors on the date of this Agreement; or (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this definition, “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) directly or indirectly, of securities of the Holding

Corporation representing 20% or more of the combined voting power of the Holding Corporation’s then outstanding securities, but shall not include the Investors or any Corporation Entity; and “Affiliate” and “Associate” shall have their respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

e)	Return on Equity means Corporation Consolidated Net Income divided by Average HFFC Equity Capital.

f)
Peer Group means the list of companies used by the Personnel, Compensation and Benefits Committee as the 2013 Peer Group and reported in the Compensation Discussion & Analysis of the Corporation’s 2013 proxy statement. Each individually is called a Peer. However, any bank that is acquired by another bank or is acquired by the FDIC will be removed from the Peer Group at time of measurement at end of the Trailing Basis.

g)
Trailing Basis means the 12 quarters beginning July 1, 2013 and ending June 30, 2016, to be used for measuring ROE for the Corporation and each Peer in alignment with the Corporation’s fiscal years over the performance period. In the case of a Change in Control, Trailing Basis shall be defined as the number of quarters beginning July 1, 2013 and ending the last day of the most recently completed quarter for which public financial information is available for the Corporation and the Peers as of the date of the Change in Control.

4.
Termination Prior to Vesting Date. Notwithstanding any other provision of this Agreement to the contrary, the Agreement will terminate, and all of Executive’s rights in this Agreement, and all rights to any payments will be discontinued, terminated, and forfeited, and the Corporation will have no further obligation whatsoever under this Agreement to Executive if Executive separates from service with the Corporation for any reason prior to the Vesting Date.

5.	Payment Terms. Executive shall receive the Vested Phantom Stock Value payable in cash and paid in one lump sum within 60 days of the Vesting Date.

a)	Vested Phantom Stock Value shall mean the number of vested shares of Phantom Stock multiplied by the Corporation’s Trailing Stock Price.

b)	The Corporation’s Trailing Stock Price means the average closing price of the Corporation’s common stock over the 21 business days preceding the Vesting Date.

6.
Changes in Capital and Corporate Structure. In the event of any change in the number of outstanding shares of common stock of the Corporation by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend, or similar transaction, the Corporation will proportionately adjust, in an equitable manner, the number of shares of the Phantom Stock. The foregoing adjustment shall be made in a manner so that the Phantom Stock will retain the same percentage interest in the value of the Corporation that it had before the transaction requiring the adjustment. There will be no adjustment in the event of a change in the number of outstanding shares of common stock of the Corporation by reason of a sale of stock for new capital paid into the Corporation.

7.	Nontransferability. The Phantom Stock shall not be assignable or transferable by Executive except by will or by the laws of descent and distribution and as otherwise consistent with this Agreement.

8.
Voting and Dividend Rights. The granting of Phantom Stock to Executive shall not convey to Executive any interest whatsoever in the Corporation or its assets as a stockholder or otherwise. The shares of common stock of the Corporation are referenced in this Agreement solely for the purpose of providing a measure of the value of the Phantom Stock. Executive shall not be entitled to any voting rights or to receive any dividends or other distributions with respect to the common stock of the Corporation.

9.	No Employment Right. Neither this Agreement nor any action taken hereunder shall be construed as giving any right to Executive to be retained as a director, officer, or employee of the Corporation.

10.	Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Corporation and their respective heirs, successors and assigns.

11.
Amendment, Suspension, or Termination of the Agreement. The Personnel, Compensation and Benefits Committee may at any time amend, alter, suspend, or discontinue this Agreement by written action, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the vested rights of the Executive hereunder without his or her consent.

12.	Tax Withholding. All amounts payable hereunder shall be reduced by all required tax withholdings.

13.	Governing Law. Except where superseded by federal law, this Agreement shall be construed, administered, and governed by the laws of the State of South Dakota.

14.
Severability. If any portion or provision of this Agreement shall be deemed invalid or unenforceable, in whole or in part, then such provision or portion shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the intent permitted by federal and South Dakota law, as if so modified or restricted, or as if such provision or portion had not been originally incorporated herein, as the case may be.

15.	Effective Date. The effective date of this Agreement shall be as set forth on the first page hereof.

16.
Section 409A of the Code. This Agreement is intended to comply and be administered in a manner that will comply with Section 409A of the Internal Revenue Code (“Section 409A”), and shall be interpreted in a manner that will not result in the imposition of excise tax penalties to Executive. Notwithstanding any provision of this Agreement to the contrary, in the event Executive is determined to be a “specified employee” as defined in Section 409A, the first payment to Executive shall be delayed for six months following his or her separation from service, provided that all remaining payments shall be made in accordance with the terms of this Agreement.

HF FINANCIAL CORP.

By:
Name:
Its:

Executive

_____________________________

SCHEDULE A
[individual performance incentive levels]

Payouts for results between performance levels shall be prorated using straight-line interpolation.